EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TriQuint Semiconductor, Inc.:

We consent to the use of our reports dated March 14, 2006, with respect to the consolidated balance sheets of TriQuint Semiconductor, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference herein.

/s/ KPMG LLP

Portland, Oregon

May 25, 2006